SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Puritan Trust
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Urgent Proxy Information for

Fidelity® Balanced Fund
Fidelity Low-Priced Stock Fund
Fidelity® Puritan® Fund
Fidelity Value Discovery Fund

Please cast your vote now!

Dear Fidelity Fund Shareholder:

A few weeks ago, we mailed you proxy information so you could vote on important proposals that affect your fund(s). This information described each proposal and asked for your vote on all of the issues.

I am writing to inform you that your participation is extremely important. The shareholder meeting cannot be held until we receive a majority of the votes. Your vote will help reach a quorum, and your prompt attention to this request will save each fund added solicitation costs and the inconvenience of receiving further mailings.

You are entitled to one vote for each dollar of net asset value you own of each of the funds on the record date. You may cast your vote for, against, or to abstain on the proposals by completing the enclosed proxy card(s) and returning it in the envelope provided. This is an opportunity for you to voice your opinion on matters concerning your fund(s). It is important that you take part in the voting process no matter how many or how few shares you own.

Voting is quick and easy. Everything you need is enclosed including a supplement to the proxy that was previously sent to you. To cast your vote, simply complete the proxy card(s) enclosed in this package. Be sure to sign the card(s) before mailing it in the postage-paid envelope. You may also vote by touch-tone telephone. If you wish to do this, call the toll-free number printed on your proxy card(s) and follow the recorded instructions. In addition, you also may vote through the internet. If you wish to do this, visit the web site indicated on your proxy card(s) and follow the on-line instructions.

If you have any questions, please call Fidelity at 1-800-544-3198. Thank you for your participation in this important initiative.

Sincerely,

Edward C. Johnson 3d

Chairman and Chief Executive Officer

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